Amended and Restated Limited Liability Company Agreement
of
Pathways Health and Community Support LLC

This Amended and Restated Limited Liability Company Agreement (“Agreement”) of Pathways Health and Community Support LLC (f/k/a Providence Human Services, LLC) (the “Company”), effective as of November 2, 2015 (the “Effective Date”), is entered into by Molina Pathways, LLC, as the sole member of the Company (the “Member”).

WHEREAS, the Company was formed as a limited liability company on December 4, 2014 by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1.    Name. The name of the Company is “Pathways Health and Community Support LLC”.

2.    Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.    Principal Office; Registered Agent.

(a)    Principal Office. The location of the principal office of the Company shall be 10304 Spotsylvania Ave, Suite 300, Fredericksburg, Virginia 22408 or such other location as the Member may from time to time designate.

(b)    Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4.    Members.

(a)    Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
Molina Pathways, LLC	200 Oceangate, Suite 100
Long Beach, CA 90802

(b)    Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)    Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

5.    Management.

(a)    Except as specifically provided herein, the management and control of the Company shall be vested exclusively in the Manager (the “Manager”). The Manager may exercise all such powers of the Company and do all such lawful acts and things as are not by the Act or by this Agreement directed or required to be exercised or done by the Members. Without limiting the foregoing, the Manager shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and the appointment of Officers and delegation of duties thereto as herein contemplated. The Manager elected shall hold office until his or her successor is elected and qualified, or until his or her resignation or removal. Managers need not be Members but must be, if applicable, at least 18 years of age. In furtherance of the foregoing, the Member hereby elects Terry Bayer, as Manager, to serve until her successor is duly elected and qualified or until her earlier resignation or removal. Any action taken by the Manager shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Manager as set forth in this Agreement. The Manager shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)    Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

(c)    No Exclusive Duty to the Company. Notwithstanding any provision at law or in equity, no Manager or Officer shall be required to manage the Company as its sole and exclusive function. Notwithstanding any provision at law or in equity, a Manager or Officer may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in other investments or activities of any Manager or Officer or to the income or proceeds derived therefrom.

6.    Liability of Member; Indemnification.

(a)    Liability of Member. To the fullest extent permitted by law, no Member, Manager or Officer shall be liable to the Company or any other Member for any act or omission in connection with the management of the business or affairs of the Company unless such act or omission was taken or made in bad faith or constitutes gross negligence or willful misconduct.

(b)    Indemnification. The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Member, Manager and Officer against any losses, judgments, liabilities or expenses incurred in settling any claim or incurred in any finally adjudicated legal proceeding, including reasonable attorneys’ fees and costs of removing any liens affecting property of the indemnitee, and/or amounts paid in settlement of any claims sustained by it arising from or relating to the Company, provided that the same were not the result of (a) actions or omissions of such Member, Manager or Officer taken or made in bad faith or which constitute gross negligence or willful misconduct or (b) actions or claims instituted by such Member, Manager or Officer (other than claims or actions seeking to enforce the indemnification obligations hereunder) provided, however, that any indemnity under this Section 6(b) by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)    Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding, as authorized by the Members in the specific case, upon receipt of an undertaking by the Member, Manager or Officer, as the case may be, to repay such amount unless it shall ultimately be determined that such Member, Manager or Officer is entitled to be indemnified by the Company.

(d)    Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

7.    Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8.    Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member. The Member has previously made such contributions as are reflected in the books and records of the Company.

9.    Tax Status; Income and Deductions.

(a)    Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b)    Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

10.    Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11.    Dissolution; Liquidation.

(a)    The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company's existence is continued pursuant to the Act.

(b)    Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Member.

(d)    Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12.    Miscellaneous.

(a)    Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)    Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c)    Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[Signature(s) on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Agreement on the date first above written.

MEMBER

Molina Pathways, LLC

By: /s/ Jeff D. Barlow

Jeff D. Barlow, Secretary